377 Putnam Discovery Growth Fund
12/31/06 Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended December 31, 2006, Putnam Management
has assumed $9,359 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

74U1		Class A	26,310
		Class B	13,316
          Class C   1,735

74U2      Class M   1,058
          Class R   4
          Class Y   504

74V1		Class A	20.42
		Class B	18.67
          Class C   19.25

74V2		Class M	19.27
          Class R   20.27
          Class Y   20.67

Additional Information About Minimum Required Investment Item
61

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Additional Information About Errors and Omissions Policy
Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.